CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 for Wizzard Software Corporation, a Colorado Corporation (the "Registrant"), SEC File No. 333-101372 of our report dated January 24, 2003, except for Note 14 as to which the Date is March 31, 2003, relating to the December 31, 2002 financial statements of Wizzard Software Corporation which appears in the Annual Report on Form 10KSB of Wizzard Software Corporation for the year ended December 31, 2002.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
April 11, 2003